Exhibit 4.20

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE LIMINAL BIOSCIENCES INC. HAS DETERMINED THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO LIMINAL BIOSCIENCES INC. IF PUBLICLY DISCLOSED.

AMENDMENT TO ENTENTE PBI – 1101, PBI 1402

Amending Agreement dated December 14, 2015 between ProMetic Biosciences Inc. ("PBI"), ProMetic Life Sciences ("PLI"), Innovon Pharmaceutiques Inc. ("Innovon") and Mr. Pierre Laurin ("PL").

WHEREAS:

(a)	PBI, PLI, Innovon and PL (collectively, "the Parties") are parties to an Entente PBI-1101, PBI-1402 dated October 17, 2001 (the "Contract"), a copy of which is attached hereto as Exhibit A; and
(b)	The Parties wish to amend the Contract as set out herein.

In consideration of the above and for other good and valuable consideration, the parties agree as follows:

Section 1	Defined Terms.

All capitalized terms used in this Amending Agreement that are not defined in this Amending Agreement have the meanings ascribed to such terms in the Contract.

Section 2	Amendment.

The Contract is hereby amended, with effect as of January 1, 2012, to (a) suspend, until [***], any and all rights of retrocession applicable to any or all of PBI-1101 and PBI-1402 and any and all related intellectual property and benefiting PL and Innovon (i.e. contained in sections 3-6 of the Contract) and (b) provide that such retrocession rights will only be effective upon each of Innovon and PL delivering written notice to PBI accepting such retrocession.

Section 3	Binding Nature.

This agreement becomes effective when executed by all of the parties.  After that time, it will be binding upon and enure to the benefit of the parties and their respective successors, legal representatives and permitted assigns.  Neither this agreement nor any of the rights or obligations under this agreement, including any right to payment, may be assigned or transferred, in whole or in part, by any party without the prior written consent of the other parties.

Section 4	Governing Law.

This agreement is governed by, and will be interpreted and construed in accordance with, the laws of the Province of Québec and the federal laws of Canada applicable therein.

The parties agree that the courts of the District of Montréal, Province of Quebec, Canada, will have exclusive jurisdiction for the adjudication of any and all disputes or controversies arising out of or relating directly or indirectly to this agreement and waive any objections to the assertion or exercise of jurisdiction by such courts, including any objection based on forum non conveniens.

Section 5	Counterparts.

This agreement may be executed in any number of counterparts, each of which is deemed to be an original, and such counterparts together constitute one and the same instrument. Transmission of an executed signature page by facsimile, email or other electronic means is as effective as a manually executed counterpart of this agreement.

Section 6	English Language.

The parties have agreed that this agreement as well as any notice, document or instrument relating to it be drawn up in English only. Les parties aux présentes ont convenu que la présente convention ainsi que tous autres avis, actes ou documents s'y rattachant soient rédigés en anglais seulement.

[Remainder of page intentionally left blank.  Signature page(s) follow]

The parties have executed this agreement.

PROMETIC BIOSCIENCES INC.
By:	/s/ Patrick Sartore
Authorized Signing Officer

prometic life sciences
By:	/s/ Patrick Sartore
Authorized Signing Officer

INNOVON PHARMACEUTIQUES INC.
By:	/s/ Pierre Laurin
Authorized Signing Officer

/s/ Pierre Laurin
Pierre Laurin

Signature Page for Consent and Acknowledgment

Exhibit A

Entente PBI-1101, PBI-1402